                                                                                  Exhibit 11
                    CBI INDUSTRIES, INC. AND SUBSIDIARIES
                   Computation of Earnings per Common Share

                                                                              Three Months
     Thousands of dollars,                                                   Ended March 31,
       except per share amounts                                              1994      1993
     Primary Earnings Per Common Share
       Net income to common shareholders                                   $ 8,172   $ 4,149
       Weighted average number of common shares outstanding                 37,680    36,873
       Primary net income per common share                                 $  0.22   $  0.11
                                                                           =======   =======
     Fully Diluted Earnings Per Common Share
       Net income to common shareholders                                   $ 8,172   $ 4,149
       Add back expenses included in net income that pertain
         to ESOP debt service:
           Series C preferred dividends                                      2,093     2,133
           Common dividends on unallocated reverted shares                      16        24
           Company contributions (after utilization of common dividends
             of $202, $199 charged to retained earnings)                     2,004     1,979
           ESOP debt amortization                                             (212)     (527)
           Tax effect included in net income related to debt service        (1,582)   (1,424)
                                                                           -------   -------
       Net income adjusted to exclude ESOP debt service                     10,491     6,334

       Adjustments to reflect the servicing of ESOP debt (required for this calculation), based on the assumption all the Series C preferred shares were converted to common shares:
           Common dividends on unallocated reverted shares                     (34)      (50)
           Company contributions (after utilization of common dividends
             of $838, $624 charged to retained earnings)                    (3,443)   (3,661)
           ESOP debt amortization                                              212       527
           Tax effect included in net income related to debt service         1,435     1,317
                                                                           -------   -------
       Fully Diluted net income to common shareholders                     $ 8,661   $ 4,467
                                                                           =======   =======

       Weighted average number of common shares outstanding                 37,680    36,873
       Add common stock equivalents of stock option plan                       190       143
       Add common stock equivalents of leveraged Series C preferred shares   4,527     4,587
       Add common stock equivalents of reverted allocated Series C
         preferred shares                                                      860       741
                                                                           -------   -------
       Fully diluted weighted average number of common shares outstanding   43,257    42,344
                                                                           =======   =======

       Fully diluted net income per common share                           $  0.20   $  0.11
                                                                           =======   =======
